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                             UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                               For the Six Months
                                                                                                                 Ended June 30,
                                                                                                       -----------------------------
Millions of dollars                                                                                         2000                1999
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    .............................................................................................
Earnings from continuing operations .............................................................            $ 381             $  24
Provision for income taxes ......................................................................              242                48
Minority Interests ..............................................................................              (10)                4
Distributions (Less Than) Greater Than equity in earnings of affiliates .........................              (21)                1
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         Earnings subtotal  .....................................................................              592                77
Fixed charges included in earnings:
   Interest expense .............................................................................              106                93
   Interest portion of rentals  .................................................................               12                10
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         Fixed charges subtotal .................................................................              118               103
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Earnings from operations
   available before fixed charges ...............................................................            $ 710             $ 180
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Fixed charges:
   Fixed charges included in earnings ...........................................................            $ 118             $ 103
   Capitalized interest .........................................................................                5                 9
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         Total fixed charges ....................................................................            $ 123             $ 112
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Ratio of earnings from operations
   to fixed charges .............................................................................              5.8               1.6

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